Exhibit 23.2

Consent of Independent Auditor

National Health Investors, Inc.
Murfreesboro, Tennessee

We consent to the incorporation by reference in the Registration Statement and the related Prospectus of National Health Investors, Inc. of our report dated February 19, 2024, with respect to the consolidated financial statements of Senior Living Communities, LLC as of December 31, 2023 and 2022 and for each of the three years in the period ended December 31, 2023, included in this Annual Report on Form 10-K for the year ended December 31, 2023, as amended (Form 10-K/A).

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/Moyer, DeVoe & Iocco, PLLC

Charlotte, North Carolina
February 26, 2024